Exhibit 99.2

Provention Bio Announces Appointment of Thierry Chauche as Chief Financial Officer

Andrew Drechsler to Retire as Chief Financial Officer in December

RED BANK, N.J., November 4, 2021 - Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today announced that Thierry Chauche will become Chief Financial Officer effective December 1, 2021 and Andrew Drechsler will be retiring, following a career of nearly 30 years in the financial and life sciences industry, most notably, the past four years at Provention Bio. Mr. Drechsler will continue to serve as a special advisor to the CEO and consultant through the middle of 2022.

“On behalf of the Board and our entire team, I would like to thank Andy for his foundational and ongoing contributions throughout these past four years as we’ve built Provention Bio from an idea into a company we believe is poised to change the therapeutic approach to serious autoimmune diseases from disease treatment to disease interception and prevention. Andy’s strategic vision, collaborative spirit and deeply personal connection to autoimmune disease has played such a crucial role in bringing us to this point in our corporate evolution,” stated Ashleigh Palmer, Chief Executive Officer & Co-Founder, Provention Bio. “I would also like to welcome Thierry to the Provention Bio team. His extensive commercial and strategic finance experience as well as his leadership skills are the perfect fit as we continue advancing to the next stage of our company’s growth.”

“It has been a privilege to spend the last four years working to help build a company with a mission so directly focused on needs that have a direct impact on my family,” stated Andrew Drechsler, Chief Financial Officer, Provention Bio. “As I begin the next chapter focused on my family’s careers and education as well as patient advocacy, I am confident in the future of Provention Bio and the potential impact it may have on the lives of so many affected by type 1 diabetes, celiac, and other autoimmune disorders. I look forward to working together with Thierry to assist him and the Provention team with the transition.”

Thierry Chauche brings to Provention Bio a broad set of relevant financial experience and a strong track record of success over two decades. He joins from Alexion Pharmaceuticals where he was the Head of Strategic Financial Planning and Analysis. Prior to Alexion, Thierry served in roles of increasing responsibility at Intercept Pharmaceuticals, Novartis and Rothschild & Cie. Mr. Chauche holds an M.S. in engineering from Ecole Des Ponts ParisTech and an M.B.A. from the Wharton School of the University of Pennsylvania.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Company’s pipeline includes clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in autoimmune diseases, including type 1 diabetes, celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statement:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to our product pipeline and our growth as a company. These statements may be identified by the use of forward-looking words such as “will,” “may,” “believe,” and “expect,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including any inability to provide the FDA with PK/PD data from our ongoing Phase 3 PROTECT study or other data or information sufficient to support approval of teplizumab; any inability to satisfactorily address other matters cited in the CRL including relating to product quality, fill/finish manufacturer deficiencies identified in a general inspection, the safety update required by FDA or any other FDA requirements for an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition in the highly competitive pharmaceutical industry, including for highly qualified personnel; risks related to integrating new personnel into the Company; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

Sam Martin, Argot Partners

proventionbio@argotpartners.com

212-600-1902

Media Contact:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808